ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1996-2
$ 321,422,908.82 5.90% Auto Receivables Backed Ce
For the Year Ended December 31, 1996

               Dec-96
Dist of Prin        0

Dist of Int         0

Serv Fee            0

Trustee Fee         0

Net Losses          0

Net Loss %       0.00%

Delinquencies:
30+ Delq.   7,153,676

Delq. %          2.28%